UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Stewart Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
TOTAL RETURN COMPARISON
CERTAIN TRANSACTIONS
PROPOSAL TO APPROVE THE 2005 DIRECTORS’ STOCK PLAN
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS

[Letterhead of Stewart Enterprises, Inc.]

March 4, 2005

To our shareholders:

     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on April 5, 2005, in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.

     It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Please return the enclosed proxy and save us the cost of having to contact you again in order to obtain your signed proxy.

Sincerely,

William E. Rowe
Chairman of the Board

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

     You are cordially invited to the 2005 annual meeting of our shareholders which will be held in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 5, 2005, at 11:00 a.m. for the following purposes:

•	To elect three directors to serve a three-year term of office expiring at our 2008 annual meeting and one director to serve a one-year term of office expiring at our 2006 annual meeting

•	To approve the adoption of the 2005 Directors’ Stock Plan

•	To ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005

•	To transact such other business as may properly come before the meeting or any adjournment thereof

     Only shareholders of record at the close of business on February 8, 2005 are entitled to notice of and to vote at our 2005 annual meeting.

     If you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. You may revoke your proxy by giving notice to our Secretary at any time before it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas M. Kitchen
Secretary

Jefferson, Louisiana
March 4, 2005

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121

March 4, 2005

PROXY STATEMENT

     We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at the 2005 annual meeting of our shareholders to be held on April 5, 2005, at 11:00 a.m. in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

     Only holders of record of our Class A and Class B common stock at the close of business on February 8, 2005 are entitled to notice of and to vote at our 2005 annual meeting. On that date, we had outstanding 106,601,424 shares of our Class A common stock, each of which is entitled to one vote, and 3,555,020 shares of our Class B common stock, each of which is entitled to ten votes.

     You may revoke your proxy at any time before it is voted at the annual meeting by filing with our Secretary a written revocation or duly executed proxy bearing a later date. Your proxy will be deemed revoked if you attend the annual meeting and vote in person.

     We will begin mailing this proxy statement to our shareholders on or about March 4, 2005, and we will bear the cost of soliciting proxies in the enclosed form. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile. We will ask banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them upon request for their reasonable expenses in so acting.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Directors and Executive Officers

     The table below sets forth certain information concerning the beneficial ownership, as of February 14, 2005, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

				Acquirable through
				Currently
		Number of Shares		Exercisable
		Beneficially		Stock	Percent
Beneficial Owner	Class	Owned(1)(2)		Options(3)	of Class(3)
Directors and Director Nominees
Frank B. Stewart, Jr.	Class A	7,225,240	(4)	0	6.8%
111 Veterans Memorial Boulevard	Class B	3,555,020	(5)	0	100.0%
Suite 160
Metairie, LA 70005

William E. Rowe	Class A	354,911	(6)	312,228	*
Kenneth C. Budde	Class A	292,064	(7)	16,667	*
Thomas M. Kitchen	Class A	45,083	(8)	0	*
John P. Laborde	Class A	44,327	(9)	0	*
Alden J. McDonald, Jr.	Class A	6,205	(10)	0	*
James W. McFarland	Class A	28,376		0	*
John C. McNamara	Class A	33,200		0	*
Michael O. Read	Class A	49,539	(11)	0	*
Ashton J. Ryan, Jr.(12)	Class A	0		0	*

Named Executive Officers(13)

Everett N. Kendrick	Class A	109,023	(14)	115,295	*
Randall L. Stricklin	Class A	57,360	(15)	65,049	*
G. Kenneth Stephens, Jr.	Class A	70,624	(16)	79,595	*
Lawrence B. Hawkins	Class A	115,914	(17)	83,723	*

All directors and executive officers as a group (16 persons)	Class A	8,735,857	(18)	793,175	8.9%
	Class B	3,555,020		0	100.0%

*	Less than 1%.

(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column.

(2)	Includes shares held indirectly through the Stewart Enterprises Employees’ Retirement Trust (SEERT). Individuals participating in the SEERT have sole investment power, but no voting power, over the shares. Participants in the SEERT may choose to direct personal contributions, as well as matching and discretionary profit sharing contributions from our company, into the Stewart Enterprises Company Stock Fund (the “Fund”). The Fund is a blend of Stewart Enterprises, Inc. Class A common stock and cash.

Participants do not have direct ownership of Stewart Enterprises, Inc. stock, but rather have ownership of units in the Fund. As of December 31, 2004, one unit in the Fund was equivalent to .770 of a share of stock.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by a person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(4)	Includes 6,758,444 shares owned as community property with Mr. Stewart’s wife, 442,350 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power, and 24,446 shares held indirectly by Mr. Stewart through the SEERT.

(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of February 14, 2005, Mr. Stewart beneficially owned shares of Class A and B common stock having 42,750,994 votes, or 30.1 percent of our total voting power.

(6)	Includes 6,262 shares held indirectly by Mr. Rowe through the SEERT and 200 shares owned by Mr. Rowe’s wife.

(7)	Includes 7,533 shares held indirectly by Mr. Budde through the SEERT and 83,666 shares of restricted stock.

(8)	Includes 29,000 shares of restricted stock.

(9)	Includes 428 shares owned by Mr. Laborde’s wife.

(10)	Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which Mr. McDonald shares voting and investment power.

(11)	Includes 10,500 shares held in a trust, with respect to which Mr. Read is a trustee and shares voting and investment power.

(12)	Mr. Ryan was appointed to the board on December 15, 2004 to fill the vacancy created when Ms. Jacobs resigned on December 14, 2004.

(13)	Information regarding Messrs. Rowe and Budde, who are the named executive officers other than Messrs. Kendrick, Stricklin, Stephens and Hawkins, appears immediately above, under the caption “Directors and Director Nominees.”

(14)	Includes 4,633 shares held indirectly by Mr. Kendrick through the SEERT, 4,465 shares held indirectly by Mr. Kendrick’s wife through the SEERT, 1,405 shares owned by Mr. Kendrick’s wife and 39,000 shares of restricted stock.

(15)	Includes 2,702 shares held indirectly by Mr. Stricklin through the SEERT and 17,300 shares of restricted stock.

(16)	Includes 4,087 shares held indirectly by Mr. Stephens through the SEERT and 17,300 shares of restricted stock.

(17)	Includes 5,504 shares held indirectly by Mr. Hawkins through the SEERT and 18,966 shares of restricted stock.

(18)	As of February 14, 2005, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing 31.5 percent of total voting power.

Stock Ownership of Certain Beneficial Owners

     As of February 14, 2005, the persons named below were, to our knowledge, the only beneficial owners of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

		Amount and Nature of		Percent
Beneficial Owner	Class	Beneficial Ownership		of Class
Dimensional Fund Advisors, Inc.	Class A	8,160,962	(1)	7.7%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401

J.C. Clark Ltd.	Class A	6,020,118	(2)	5.6%
130 Adelaide Street West
Suite 3400
Toronto, Ontario M5H 3P5

State Street Research &	Class A	5,403,350	(3)	5.1%
Management Company
One Financial Center
31st Floor
Boston, Massachusetts 00211

(1)	Based solely on information contained in a Schedule 13 G/A filed with the Securities and Exchange Commission (“SEC”) on February 9, 2005, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2005, indicating that 5,910,319 shares shown as beneficially owned are held with sole voting and investment power and 109,799 shares shown as beneficially owned are held with shared voting and investment power.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on January 27, 2005, indicating that all shares shown as beneficially owned are held with sole voting and investment power. As of January 31, 2005, BlackRock Advisors, Inc., a publicly traded investment management firm, completed its acquisition of State Street Research and Management Company and is now the beneficial owner of these shares.

ELECTION OF DIRECTORS

General

     Our Amended and Restated Articles of Incorporation (the “Articles”) and By-laws divide the board of directors into three classes serving three-year staggered terms and, pursuant to our By-laws and a resolution of the board of directors, the number of directors has been set at nine. The term of office of our Class III directors expires at our 2005 annual meeting. The Class I and Class II directors are serving terms that expire at our 2006 and 2007 annual meetings, respectively. William E. Rowe, a Class I director, has advised the board of directors that he wishes to retire at the annual meeting. At the recommendation of our corporate governance and nominating committee, James W. McFarland, Kenneth C. Budde and Alden J. McDonald, Jr., our Class III directors whose terms are expiring, have been nominated by the board of directors for re-election at our 2005 annual meeting for a three-year term of office expiring at our 2008 annual meeting and until their successors are duly elected and qualified. At the recommendation of our corporate governance and nominating committee, John C. McNamara has been nominated by the board of directors for election at our 2005 annual meeting to fill the vacancy that will be created by Mr. Rowe’s retirement and to serve as a Class I director for the remainder of Mr. Rowe’s term, which expires at our 2006 annual meeting, and until his successor is duly elected and qualified.

     Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the four nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our By-laws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our By-laws, directors are elected by plurality vote.

Nominations

     Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee: (i) your name, mailing address and telephone number, (ii) the suggested nominee’s name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve, (iv) the suggested nominee’s resume or other description of his or her background and experience and (v) your reasons for suggesting that the individual be considered. The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 1333 S. Clearview Parkway, Jefferson, Louisiana 70121.

     A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our Articles and By-laws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate: (1) the person’s name, age, business address and residential address, (2) the person’s principal occupation or employment, (3) the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), (4) the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (5) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934. The notice also must include the following information with respect to the shareholder giving the notice: (1) the name and address of the shareholder and (2) the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934). If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.

Policies Regarding Director Attendance at Annual Meetings and Communications with Directors

     It is the policy of our board of directors that directors are strongly encouraged to attend all annual shareholder meetings. Except for Leslie R. Jacobs, who resigned from the board of directors on December 14, 2004, all of our directors attended the 2004 annual meeting of shareholders. Our board of directors has also adopted a procedure for shareholders to communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the company’s principal business address, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.

Nominees and Continuing Directors

     The following table sets forth certain information regarding our continuing directors and nominees for election as directors including whether he or she has been determined by the board of directors to be “independent” as defined by the listing standards of the Nasdaq Stock Market, Inc. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

		Nominated
Name, Age, Principal Occupation	Director	for Term
and Directorships in other Public Companies	Since	Expiring	Independent
Nominees for Election as Class III Directors:

James W. McFarland, 59	1995	2008	Yes
Dean and J.F., Jr. and Jessie Lee Seinsheimer
Chair, A.B. Freeman School of Business,
Tulane University(1)

Kenneth C. Budde, 57	1998	2008	No
President and Chief Executive Officer(2)

Alden J. McDonald, Jr., 61	2001	2008	Yes
President and Chief Executive Officer,
Liberty Bank and Trust Co.(3)

Nominee for Election as Class I Director:
John C. McNamara, 40	N/A	2006	Yes
Chief Executive Officer,
Stewart Capital, LLC (4)

The board of directors unanimously recommends a vote FOR each of the nominees listed above.

Continuing Class I Directors:

Michael O. Read, 61	1991	2006	Yes
Senior Vice President,
Hibernia National Bank(5)

Ashton J. Ryan, Jr., 57	2004	2006	Yes
President and Chief Executive Officer,
Firstrust Corporation(6)

Continuing Class II Directors:

Frank B. Stewart, Jr., 69	1970	2007	No
Chairman Emeritus(7)

John P. Laborde, 81	1995	2007	Yes
Retired, Chairman Emeritus, Tidewater Inc.
(marine transportation) and Chairman, Laborde
Marine Lifts, Inc. (marine offshore services)(8)

Thomas M. Kitchen, 57	2004	2007	No
Executive Vice President and Chief Financial
Officer(9)

(1)	Dean McFarland is also a director of Sizeler Property Investors, Inc. He is the chairman of our compensation committee and investment committee and a member of our corporate governance and nominating committee.

(2)	Mr. Budde has served as President and Chief Executive Officer since June 2004. He was our Chief Financial Officer from May 1998 until December 2004 and our Executive Vice President from May 1998 until June 2004.

(3)	Mr. McDonald is the chairman of our audit committee and a member of our corporate governance and nominating committee.

(4)	Stewart Capital, LLC is an investment company owned entirely by Frank B. Stewart, Jr., our Chairman Emeritus. In his capacity as Chief Executive Officer of Stewart Capital, Mr. McNamara has participated in numerous partnerships with Mr. Stewart. Mr. McNamara is also a co-founder and general partner of LongueVue Capital, LLC, which is engaged in private equity investments and in which Mr. Stewart is a limited partner. Assuming that he is elected, Mr. McNamara will be appointed to serve on the corporate governance and nominating committee.

(5)	Mr. Read is a member of our audit committee, compensation committee and corporate governance and nominating committee. Prior to January 2001, Mr. Read was a Vice President at Marsh USA, Inc., an insurance brokerage and consulting firm.

(6)	Mr. Ryan is also a director of OCA, Inc. He is a member of our audit committee and corporate governance and nominating committee. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991. Mr. Ryan spent the first 20 years of his career with Arthur Andersen and Company, specializing in auditing and consulting for several financial institutions.

(7)	Mr. Stewart retired as Chairman of the Board in September 2003 and became our Chairman Emeritus at that time. He is a member of our investment committee.

(8)	Mr. Laborde is also a director of Stone Energy Corporation and VT Halter Marine, Inc. He is the chairman of our corporate governance and nominating committee and has been designated by that committee as the board’s lead independent director, a position that will be eliminated upon his appointment as Chairman of the Board.

(9)	Mr. Kitchen is a member of our investment committee. He has served as our Executive Vice President and Chief Financial Officer since December 2004 and as a director since February 2004. From July 2003 to November 2004, he was Investment Management Consultant at Equitas Capital Advisors, LLC. From November 1999 to January 2002, he was President of Avondale Industries, Inc., a shipbuilder.

     During the fiscal year ended October 31, 2004, our board of directors held seven meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he or she was a member that were held during the period in which he or she served.

     Our board of directors has an audit committee on which Messrs. McDonald, Read and Ryan serve. The audit committee performs the functions described below under the heading “Audit Committee Report.” The audit committee met ten times during the fiscal year ended October 31, 2004.

     Our board of directors also has a compensation committee on which Messrs. McFarland and Read serve. The compensation committee performs the functions described below under the heading “Executive Compensation — Compensation Committee Report on Executive Compensation.” The compensation committee met 16 times during the fiscal year ended October 31, 2004.

     Our board of directors also has a corporate governance and nominating committee on which Messrs. Laborde, McDonald, McFarland, Read and Ryan serve. All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in the listing standards of the Nasdaq Stock Market, Inc. The committee operates under a written charter adopted by the board of directors that is available on our website at www.stei.com. The corporate governance and nominating committee met 28 times during the fiscal year ended October 31, 2004.

     The corporate governance and nominating committee is responsible for corporate governance, succession planning and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures described above under the caption “Nominations.” Although the committee has not established specific minimum qualifications for a position on the board of directors, it believes that candidates should have a strong educational background, a record of outstanding business or professional achievement and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts. The committee will also accept suggestions from shareholders who follow the nomination procedures described above and may seek the assistance of a professional search firm from time to time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria described above, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the board. The committee evaluates candidates suggested by shareholders in the same manner as candidates from all other sources.

     In February 2004, the corporate governance and nominating committee recommended, and the board of directors approved, the appointment of Thomas M. Kitchen to the board. He qualified as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. In December 2004, Mr. Kitchen was appointed as our Executive Vice President and Chief Financial Officer. As a result, he no longer qualified as an independent director and resigned from our audit committee, as all members of that committee are required to be independent. In December 2004, Leslie R. Jacobs resigned from the board, and the corporate governance and nominating committee recommended to the board that Ashton J. Ryan, Jr. be appointed to fill the vacancy and serve the remainder of Ms. Jacobs’ unexpired term. Mr. Ryan was recommended to the committee by a non-management director. The board accepted that recommendation and appointed Mr. Ryan to the board and the audit committee on December 15, 2004. The board also determined that Mr. Ryan is independent and qualifies as an “audit committee financial expert.”

     In February 2005, the corporate governance and nominating committee recommended that John C. McNamara be nominated for election to the board to serve the remaining term of William E. Rowe, who will retire from the board effective upon Mr. McNamara’s election at the annual meeting. Mr. McNamara was recommended to the committee by a non-management director. The committee also recommended that Mr. Laborde be appointed as the non-executive, independent Chairman of the Board following the annual meeting, and Mr. Laborde, who had previously expressed his intent to retire at the 2005 annual meeting, has consented to remain on the board and serve as its chairman following the annual meeting. The board of directors approved each of those recommendations and determined that Mr. McNamara is independent.

Compensation of Directors

     Each member of the board of directors who is not a full-time employee (an “Outside Director”) was paid during the last fiscal year (1) a quarterly retainer of $5,250, (2) $1,500 for each board meeting attended and (3) $1,500 for each committee meeting attended. Meeting fees for committee chairs are $1,800 per meeting. Directors who are employees do not receive additional compensation for their service on the board or board committees.

     In 2000, we granted options to purchase 64,400 shares of our Class A common stock to each Outside Director (14,400 options under the Amended and Restated Directors’ Stock Option Plan and 50,000 options under the 2000 Directors’ Stock Option Plan). A portion of the options became exercisable immediately, and a portion became exercisable in 25 percent annual increments. Options not previously exercised expired on January 31, 2005. The exercise price of the options was the fair market value of the Class A common stock on the date of grant. Any person who joined the board as an Outside Director between the 2000 and the 2004 Annual Meeting of Shareholders received an option for a pro rata portion of a 50,000 grant.

     On July 15, 2003, we announced that Frank B. Stewart, Jr., Chairman of the Board, had elected to retire and become Chairman Emeritus of the Company. As part of Mr. Stewart’s retirement benefits agreement, we agreed to pay Mr. Stewart $1,650,000 in three installments of $550,000 each. The first payment was made within five days after the announcement of his retirement. The second payment was made on June 20, 2004, and the final payment is due on June 20, 2005.

Audit Committee Report

     The audit committee operates under a written charter adopted by the board of directors. The members of the audit committee are Alden J. McDonald, Jr., Michael O. Read and Ashton J. Ryan, Jr.. All members of the audit committee are independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market, Inc. The board has determined that Ashton J. Ryan, Jr. is an audit committee financial expert as defined in Item 401(h) of Regulation S-K.

     The audit committee oversees our company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements and the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal control over financial reporting.

     In this context, the audit committee has met and held discussions with management and our internal accountants and our independent registered public accounting firm. Management represented to the audit committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications).

     In addition, the audit committee has discussed with the independent registered public accounting firm such firm’s independence from our company and our management, including matters in the written disclosures provided by such firm to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The independent registered public accounting firm has represented to the company that they are independent under applicable rules of the Securities and Exchange Commission.

     The audit committee has discussed with our internal accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee has met with the internal accountants and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls over financial reporting and the overall quality of our company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended October 31, 2004, for filing with the Securities and Exchange Commission.

     In accordance with the requirements of its charter, the committee has also selected, subject to shareholder ratification, PricewaterhouseCoopers LLP, certified public accountants, as our company’s independent registered public accounting firm for fiscal year 2005.

     Audit Fees: Aggregate fees and costs billed to our company for professional services rendered for the audit of our financial statements including the audit of our Puerto Rican operations and Investors Trust, Inc. (“ITI”) for the fiscal years ended October 31, 2004 and 2003 and for reviewing the financial statements included in our company’s Form 10-Qs for the fiscal years ended October 31, 2004 and 2003 were $539,468 and $521,174, respectively.

     Audit-Related Fees: Aggregate fees and costs billed to our company for professional services related to the audit of the Stewart Enterprises Employees’ Retirement Trust (SEERT), the audit of the Stewart Enterprises Puerto

Rico Employees Retirement Trust, fees associated with Sarbanes-Oxley compliance and other accounting consultations regarding financial accounting and reporting standards for the fiscal years ended October 31, 2004 and 2003 were $67,973 and $74,235, respectively.

     Tax Fees: Aggregate fees and costs billed by the independent registered public accounting firm to our company for professional services related to tax compliance, including the preparation of tax returns, expatriate tax assistance and tax structure matters necessitated by the sale of our foreign operations for the fiscal years ended October 31, 2004 and 2003 were $17,205 and $143,491, respectively.

     All Other Fees: There were no fees and costs billed to our company by PricewaterhouseCoopers LLP for professional services other than audit fees, audit-related fees and tax fees.

     The audit committee has determined that the provision of services covered by the three preceding paragraphs is compatible with maintaining the principal accountant’s independence from our company.

     The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the company by its independent registered public accounting firm. The audit committee may delegate authority to pre-approve audit services, other than the audit of the company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the company’s independent registered public accounting firm. The committee will, on an annual basis, retain the independent registered public accounting firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent registered public accounting firm’s providing advice regarding isolated accounting and tax questions up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee. In fiscal year 2004, 100 percent of the fees paid by the company to the independent registered public accounting firm were pre-approved in compliance with the policies described above.

     Submitted by the Audit Committee:

Alden J. McDonald, Jr.           Michael O. Read            Ashton J. Ryan, Jr.

EXECUTIVE COMPENSATION

Summary of Compensation

     The following table sets forth information with respect to the compensation paid to our Chief Executive Officers and to each of our four most highly compensated other executive officers for services rendered during the fiscal years ended October 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

				Long Term
	Annual Compensation			Compensation Awards
Name and						Securities
Principal				Restricted Stock		Underlying		All Other
Position	Year	Salary	Bonus	Awards (1)		Options		Compensation
William E. Rowe (2)	2004	$650,000	$0	$903,040	(4)	430,000	(5)	$86,508	(6)
Chairman of the Board	2003	650,000	0	0		0		80,307
	2002	650,000	585,000	0		0		61,658

Kenneth C. Budde (3)	2004	373,601	236,250	95,200		50,000		35,478	(6)
President and	2003	300,000	0	0		0		26,514
Chief Executive Officer	2002	300,000	246,750	0		0		22,052

Everett N. Kendrick	2004	300,000	187,500	81,600		50,000		16,562	(6)
Senior Vice President	2003	300,000	0	0		50,000		15,746
and President-Sales and	2002	300,000	97,500	0		50,000		11,803
Marketing Div.

Randall L. Stricklin	2004	300,000	163,500	81,600		50,000		11,113	(6)
Senior Vice President	2003	287,019	0	0		50,000		14,073
and President-Western Div.	2002	261,826	222,469	0		50,000		12,842

G. Kenneth Stephens, Jr.	2004	300,000	144,750	81,600		50,000		19,068	(6)
Senior Vice President	2003	293,270	0	0		50,000		17,755
and President-Eastern Div.	2002	267,403	137,735	0		50,000		10,192

Lawrence B. Hawkins	2004	300,000	135,831	95,200		50,000		3,659	(6)
Executive Vice President	2003	300,000	0	0		0		11,904
and President, Investors	2002	300,000	175,000	0		0		7,951
Trust, Inc.

(1)	On December 22, 2003, we granted 271,000 shares of restricted stock to our executive officers. The restricted stock vests equally on October 31, 2004, October 31, 2005 and October 31, 2006. As of October 31, 2004, 110,666 shares have been cancelled and 27,972 were withheld to cover the tax obligation related to the restricted stock that vested on October 31, 2004. No dividends will be paid on the restricted stock as the Company suspended the payment of dividends in fiscal year 2000. As of October 31, 2004, the following are the number of restricted shares held and the dollar value of these shares for each of the named executive officers: Mr. Rowe, 0 and $0; Mr. Budde and Mr. Hawkins, 11,666 shares each valued at $83,062; Mr. Kendrick, Mr. Stricklin and Mr. Stephens, 10,000 shares each valued at $71,200.

(2)	Until June 3, 2004, Mr. Rowe was also our President and Chief Executive Officer.

(3)	Mr. Budde has served as our President and Chief Executive Officer since June 2004. He was our Chief Financial Officer from May 1998 until December 2004 and our Executive Vice President from May 1998 until June 2004.

(4)	Upon his termination of employment, Mr. Rowe forfeited 110,666 of the original 166,000 restricted shares granted to him. The grant date value of the shares not forfeited was $301,017.

(5)	Upon his termination of employment, Mr. Rowe forfeited 286,666 of these options.

(6)	Consists of our contributions to the accounts of the named executive officers in our Stewart Enterprises Employees’ Retirement Trust (SEERT), our contributions to the accounts of the named executive officers in our Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Plan”) and interest earned in the named executive officers’ accounts in the Supplemental Plan that is considered to be at an above-market interest rate as compared to 120% of the federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code, respectively: Mr. Rowe, $5,443, $13,345 and $67,720; Mr. Budde, $6,462, $10,306 and $18,710; Mr. Kendrick, $5,925, $5,978 and $4,659; Mr. Stricklin, $5,925, $1,234 and $3,954; Mr. Stephens, $5,822, $7,061 and $6,185; Mr. Hawkins, $800, $1,135 and $1,724.

Stock Options

     The following two tables present information with respect to the executive officers named in the Summary Compensation Table concerning grants and exercises of stock options during the last fiscal year and unexercised options as of October 31, 2004.

Option Grants in Last Fiscal Year

			% of Total
	Number of		Options
	Securities		Granted to			Potential Realizable Value at Assumed
	Underlying		Employees			Annual Rates of Stock Price Appreciation
	Options		in Fiscal	Exercise	Expiration	for Option Term(2)
	Granted(1)		Year	Price	Date	5%	10%
William E. Rowe	430,000	(3)	46.6%	$5.44	12/22/08	$646,278	$1,428,105
Kenneth C. Budde	50,000		5.4%	5.44	12/22/13	171,059	433,498
Everett N. Kendrick	50,000		5.4%	5.44	12/22/13	171,059	433,498
Randall L. Stricklin	50,000		5.4%	5.44	12/22/13	171,059	433,498
G. Kenneth Stephens, Jr.	50,000		5.4%	5.44	12/22/13	171,059	433,498
Lawrence B. Hawkins	50,000		5.4%	5.44	12/22/13	171,059	433,498

(1)	All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion. The options vest equally on October 31, 2004, October 31, 2005 and October 31, 2006.

(2)	The appreciation is calculated over the term of the options rounded to the nearest one-half year, beginning with the fair market value on the date of grant of the options, which was $5.44 on December 22, 2003. As of February 8, 2005, the price of a share of our Class A common stock was $6.39.

(3)	Mr. Rowe forfeited 286,666 of these options upon his termination of employment.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised		In-the-Money
	Shares		Stock Options at		Options at
	Acquired	Value	October 31, 2004		October 31, 2004(2)
	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William E. Rowe	252,929	$538,189	890,405	0	$2,060,406	$0
Kenneth C. Budde	264,219	827,370	252,448	33,333	409,966	55,999
Everett N. Kendrick	119,450	255,383	297,217	33,333	411,449	55,999
Randall L. Stricklin	263,849	861,856	152,818	33,333	163,574	55,999
G. Kenneth Stephens, Jr.	91,784	160,267	324,883	33,333	582,511	55,999
Lawrence B. Hawkins	97,492	207,446	319,175	33,333	654,249	55,999

(1)	The value realized is (A) the difference between (1) the market price of our Class A common stock on the date the options were exercised and (2) the exercise price, multiplied by (B) the number of options exercised.

(2)	The value reflected in this table is equal to the difference between the stock price at October 31, 2004 and the exercise price multiplied by the number of exercisable and unexercisable “in-the-money” options, respectively.

Supplemental Executive Retirement Plan

     Effective April 1, 2002, the company adopted the Stewart Enterprises, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP is an unfunded, nonqualified, noncontributory defined benefit plan that provides retirement benefits to all of our executive officers. The benefits provided under the SERP are intended to supplement the benefits available under our 401(k) Plan and, in part, to replace a benefit previously available under the executive officers’ employment agreements.

     The SERP provides for a monthly retirement benefit based solely on a percentage of final average compensation, which is defined as the participant’s average monthly salary for the 36 months prior to the participant’s retirement date. The percentage varies based on whether the participant is designated as a “Class A” or “Class B” participant. The normal annual retirement benefit for a Class A participant is 50% of final average compensation and for a Class B participant is 40% of final average compensation. If the employee elects early retirement prior to age 65, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65. A participant who terminates employment prior to age 55 is not eligible to receive benefits under the SERP.

     Participants receive their benefit in the form of a monthly life annuity unless they elect a joint-and-survivor annuity or a ten-years-certain and life annuity. If the participant elects an alternate payment option, the benefit will be the actuarial equivalent of a life annuity.

     Assuming that final average compensation equals 2004 fiscal year base salary, the estimated annual benefits that would be payable at normal retirement age to Messrs. Rowe and Budde, each of whom is a Class A participant, and Messrs. Kendrick, Stricklin, Stephens and Hawkins, each of whom is a Class B participant, are $325,000, $186,801, $120,000, $120,000, $120,000 and $120,000, respectively.

Employment Agreements

     Effective November 1, 2004, we renewed our employment agreements with Messrs. Budde, Kendrick, Stricklin, Stephens and Hawkins (sometimes referred to as the “Named Executive Officers”). The agreements provide for employment through October 31, 2007 for Messrs. Budde and Kendrick and through October 31, 2006 for Messrs. Stricklin, Stephens and Hawkins, subject to earlier termination under limited, specified circumstances, at a fixed annual salary. The agreements also provide for an annual bonus, which is awarded based upon factors established annually. Each executive has agreed that he will not compete with us for a period of two years after the termination of his employment.

     Mr. Rowe’s employment agreement effective November 1, 2001, provided for an annual salary of $650,000 per fiscal year. In June 2004, we announced that Mr. Rowe had decided to retire from his position as President and Chief Executive Officer. Effective June 3, 2004, we entered into a separation agreement with Mr. Rowe, pursuant to which he continued to be employed as our Chairman of the Board through October 31, 2004. As part of Mr. Rowe’s separation agreement, he continued to receive his annual salary of $650,000 but received no bonus for fiscal year 2004. The separation agreement also requires us to pay Mr. Rowe a total of $1,000,000 in equal monthly installments over a two-year period beginning October 31, 2004. Mr. Rowe has agreed not to compete with us for a period of two years after the termination of his employment.

     Mr. Budde’s previous agreement provided for an annual salary of $300,000 per fiscal year and a maximum bonus of 140% of salary. Mr. Budde’s new employment agreement provides for a salary of $500,000 per fiscal year beginning in fiscal year 2005 with an annual increase of $50,000 in each of fiscal years 2006 and 2007, and a maximum annual bonus of 150% of salary beginning in fiscal year 2005, with an increase of up to 160% in fiscal year 2006 and up to 170% in fiscal year 2007. Messrs. Kendrick’s, Stricklin’s, Stephens’ and Hawkins’ agreements provide for a salary of $300,000 per fiscal year and a maximum bonus of 100% of salary per year. The salary and maximum bonus amounts for Messrs. Kendrick, Stricklin, Stephens and Hawkins did not change from their previous employment agreements.

     The employment agreements also provide that if we terminate the Named Executive Officer’s employment without “cause” (as defined in the agreement), or the Named Executive Officer terminates his employment for “good reason” (as defined in the agreement), we must pay the executive an amount equal to a single year’s salary over a two year period.

Change of Control Agreements

     Effective November 1, 2004, we renewed our change of control agreements with the Named Executive Officers. The change of control agreements supercede the employment agreements after a change of control. The agreements for Messrs. Budde and Kendrick provide that if a change of control occurs before October 31, 2007, the executive’s employment term will continue through the later of the second anniversary of the change of control or October 31, 2007, subject to earlier termination pursuant to the agreement. The agreements for Messrs. Stricklin, Stephens and Hawkins provide that if a change of control occurs before October 31, 2006, the executive’s employment term will continue through the later of the second anniversary of the change of control or October 31, 2006. After a change of control and during the employment term, the executive is entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, the executive is entitled to the salary, maximum bonus and benefits provided in his employment agreement or, if more favorable, those provided to peer employees of the acquiror.

     If after a change of control, but during the employment term, we terminate the executive’s employment without “cause” (as defined in the agreements) or the executive terminates employment for “good reason” (as defined in the agreements), we must pay the executive in cash within 30 days of termination an amount equal to three times the sum of his salary and average annual bonus in the case of Messrs. Budde and Kendrick and two times the sum of salary and average annual bonus in the case of Messrs. Stricklin, Stephens and Hawkins. “Good reason” includes the failure of the acquiror to provide the executive with substantially the same position after the change of control, and the executive’s position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. In addition, a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed a termination for “good reason.” The non-competition provisions of the executive’s employment agreement continue to apply after a change of control.

     The agreements with Messrs. Budde and Kendrick provide that if after a change of control the executive is subjected to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”) because of payments made under the agreement and any benefit received under any other agreement, including the value of accelerated vesting of stock options (referred to collectively as “Change in Control Payments”), we must pay the executive (whether or not his employment has terminated) the amount necessary to place him in the same after-tax position (i.e., after the payment of federal income tax and the Excise Tax) as he would have been in if the Change in Control Payments were not subject to the Excise Tax.

     The agreements with Messrs. Stephens, Stricklin and Hawkins provide that the cash payments that we must pay each of them under the agreement following a change in control shall be reduced to the extent necessary so that no portion of the Change in Control Payments to which each is entitled to receive is subject to the Excise Tax unless (i) the reduced payment, when combined with all other Change in Control Payments to be received by the executive, net of all federal, state and local income and employment taxes imposed upon the Change in Control Payments, is less than (ii) the amount of the Change in Control Payments that each executive would receive if no such reduction occurred, net of all federal, state and local income and employment taxes and the Excise Tax imposed on the Change in Control Payments.

Compensation Committee Interlocks and Insider Participation

     During the last fiscal year, James W. McFarland, Leslie R. Jacobs and Michael O. Read served on the compensation committee. Leslie R. Jacobs resigned from the board of directors in December 2004. No member served as an officer or employee of our company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

Compensation Committee Report on Executive Compensation

  General

     The compensation committee is responsible for setting and administering the policies that govern executive compensation. The committee is composed entirely of independent, non-employee directors. Reports of the committee’s actions are presented to the full board of directors. The purpose of this report is to summarize the policies, specific program elements and factors considered by the committee in making decisions about executive compensation.

     Our executive compensation policies are designed to:

< Provide competitive levels of compensation that integrate pay with our annual and long-term performance goals

< Reward achievements in corporate performance

< Recognize individual initiative and performance

< Assist us in attracting and retaining qualified executives

< Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of our common stock

     Our executive compensation program is primarily comprised of salaries, annual cash incentive bonuses, long-term incentives in the form of stock options and restricted stock awards, and benefits under our qualified and non-qualified retirement plans.

     During fiscal year 2003, the committee retained an independent consulting firm to review our executive compensation. The firm’s report compared our executive compensation with a peer group made up of companies in death care related industries, a larger peer group that included other service companies and a large survey of companies with similar revenues. The committee decided to set the target level of executive compensation

(including salary, bonus and long-term incentives) at approximately the 75th percentile of companies included in these peer groups and survey. We believe that that total compensation paid to our executive officers for fiscal year 2004 was reasonable.

  Salary

     The salaries of Messrs. Rowe, Budde, Kendrick, Stricklin, Stephens and Hawkins for fiscal year 2004 were $650,000, $373,601, $300,000, $300,000, $300,000 and $300,000, respectively. Mr. Rowe stepped down from his position as President and Chief Executive Officer in June 2004 but remained Chairman of the Board. In recognition of his many years of valuable service to our company and his agreement to continue to serve as Chairman, he received his full fiscal year 2004 salary of $650,000. Mr. Budde was appointed President and Chief Executive Officer in June 2004. His salary for fiscal year 2004 reflects the additional compensation he received as a result of his appointment to this position. His salary level was set after consultation with an independent compensation consultant. No salary increases were granted to the other named executive officers in fiscal year 2004.

  Incentive Bonus

     Our executive officers are eligible to receive an annual bonus, the maximum amount of which is set in their employment agreements. The amount of the annual bonus is determined in part based on specified performance criteria for each executive, which are reassessed annually, and in part based on a qualitative assessment of the executive’s performance. The agreements in effect during fiscal year 2004 with Messrs. Budde, Kendrick, Stricklin, Stephens and Hawkins permitted maximum bonuses of $420,000, $300,000, $300,000, $300,000 and $300,000, respectively. As part of Mr. Rowe’s June 2004 separation agreement, he did not receive an annual bonus for fiscal year 2004.

     Mr. Budde’s annual incentive bonus for fiscal year 2004 was based 67% upon the achievement of certain earnings per share levels and 33% on qualitative factors. The bonus opportunities of the other executive officers were based on quantitative performance factors, including our earnings per share, as well as a subjective evaluation of qualitative factors. The fiscal year 2004 bonuses of Messrs. Budde, Kendrick, Stricklin, Stephens and Hawkins were $236,250, $187,500, $163,500, $144,750 and $135,831, respectively.

  Stock Options

     During fiscal year 2004, Mr. Rowe was awarded an option to purchase 430,000 shares of our Class A common stock, and Messrs. Budde, Kendrick, Stricklin, Stephens and Hawkins were each awarded options to purchase 50,000 shares each of our Class A common stock. Mr. Rowe forfeited 286,666 of these options upon his termination of employment.

  Restricted Stock

     On December 22, 2003, the committee granted 271,000 shares of restricted stock to our executive officers. The restricted stock vests in equal portions on October 31, 2004, October 31, 2005 and October 31, 2006. Mr. Rowe was awarded 166,000 shares of restricted stock (110,666 of which were later forfeited), Mr. Budde and Mr. Hawkins were each awarded 17,500 shares of restricted stock each and Messrs. Kendrick, Stricklin and Stephens were each awarded 15,000 shares of restricted stock.

  Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m).

          The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

   Submitted by the Compensation Committee:

James W. McFarland	Michael O. Read

TOTAL RETURN COMPARISON

          The graph and corresponding table below provide a comparison of the cumulative total shareholder return on our Class A common stock, the S&P 500 Index and an industry index made up of Service Corporation International (“SCI”) and Carriage Services, Inc. (“Carriage”) for our last five fiscal years. We believe that we, SCI and Carriage are the only major death care providers that have been publicly traded in the United States throughout the entire period covered by the graph. The information in the graph is based on the assumption of a $100 investment on October 31, 1999 at the closing price on that date and includes the reinvestment of dividends. The returns of each issuer in the industry index are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

	Cumulative Total Shareholder Return
Index	October 31,
	1999	2000	2001	2002	2003	2004
Stewart Enterprises	100.0	45.5	129.7	117.1	87.3	152.4
S & P500 Index	100.0	106.1	79.7	71.5	81.7	89.4
Industry Index	100.0	33.0	94.8	66.4	62.0	96.9

CERTAIN TRANSACTIONS

General

          In January 1998, we discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., our Chairman Emeritus. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The amount of the loan is equal to the cash value received by us upon the discontinuance of the prior insurance policy. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2004, including accrued interest, was approximately $1,006,267.

          In February 1997, in connection with our acquisition of Stricklin/Snively Mortuary and Catalina Channel Cremation Society, Randall L. Stricklin, Senior Vice President and President of our Western division and his wife, Barbara J. Stricklin, entered into non-competition agreements with one of our subsidiaries. These agreements provide that Mr. and Mrs. Stricklin will be paid a total of $500,000 in 40 equal quarterly installments. During fiscal year 2004, Mr. and Mrs. Stricklin were paid a total of $50,000.

          The father of G. Kenneth Stephens, Jr., Senior Vice President and President of our Eastern Division, has an 81 percent ownership interest in Cemetery Funeral Supply, Inc., one of our vendors. For the year ended October 31, 2004, we paid Cemetery Funeral Supply, Inc. $252,135.

          For 2004, we paid $83,511 in cash compensation to Kevin Rowe in his capacity as a sales director for our Company. Mr. Rowe is the son of William E. Rowe, Chairman of the Board. We paid $61,478 in cash compensation to John Budde in his capacity as an information systems manager for our Company. Mr. Budde is the brother of Kenneth C. Budde, President and Chief Executive Officer. Michael Crane, Jr., funeral home and cemetery general manager, and Jeff Crane, trust manager, the sons of Michael K. Crane, Sr., Senior Vice President and President of our Central Division, were paid $65,078 and $62,017 in cash compensation, respectively. We paid $267,595 in cash compensation to Brenna D. Bennett in her capacity as a senior sales executive for our Company. Ms. Bennett is the wife of Everett N. Kendrick, Senior Vice President and President of our Sales and Marketing Division. We also paid $97,333 in cash compensation to Scott Stephens in his capacity as Vice President of Cemetery Operations of the Northern Region of our Southern Division. Mr. Stephens is the brother of G. Kenneth Stephens, Jr., Senior Vice President and President of our Eastern Division.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2004, except that Michael K. Crane, Sr., made one late filing on Form 4 covering the option to purchase 50,000 shares of Class A common stock granted to him on February 1, 2004.

PROPOSAL TO APPROVE THE 2005 DIRECTORS’ STOCK PLAN

General

          The 2005 Directors’ Stock Plan (“Plan”) has been approved by our board of directors, subject to the approval of the shareholders at our annual meeting. We believe that the plan promotes the interests of our company and our shareholders by strengthening our ability to attract, motivate and retain directors of experience and ability, and by encouraging the highest level of performance by providing directors with a proprietary interest in our financial success and growth. The primary features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Plan, which is attached to this proxy statement as Exhibit A.

Purpose of the Proposal

          Our board believes that providing directors with a proprietary interest in our growth and performance is crucial to enhancing shareholder value. Currently, no additional options may be granted under our 2000 Directors’

Stock Option Plan. The board believes that adoption of the new Plan is necessary to provide us with the continued ability to attract, retain and motivate directors in a manner that is tied to the interests of shareholders.

Terms of the Plan

          Administration of the Plan. The compensation committee of our board administers the Plan and has authority to make awards under the Plan, to set the terms of the awards, to enter into agreements with or provide notices to participants as to the terms of the awards, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the Plan.

          Eligibility. Only directors of our company who are not also our employees are eligible to receive grants (“Incentives”) under the Plan when designated as Plan participants. If all nominees for director are elected at the meeting, we will have seven non-employee directors eligible to receive Incentives under the Plan. Incentives under the Plan may be granted in any one or a combination of the following forms:

•	options to purchase shares of common stock;

•	stock appreciation rights;

•	shares of restricted stock;

•	restricted stock units; and

•	other stock-based awards.

          Shares Issuable Through the Plan. A total of 400,000 shares of common stock are authorized to be issued under the Plan. The number of shares available for issuance under our 1995 Incentive Compensation Plan, in which officers and key employees currently participate, will be reduced by the shares issuable under the Plan, if approved by our shareholders. The closing sale price of a share of our Class A common stock, as quoted on Nasdaq on February 8, 2005 was $6.39.

          Limitations and Adjustments to Shares Issuable Through the Plan. Incentives relating to no more than 12,000 shares of common stock may be granted to a single participant in one fiscal year. In addition, an aggregate of no more than 200,000 shares of common stock may be issued as restricted stock, restricted stock units or other stock-based awards.

          For purposes of determining the maximum number of shares of common stock available for delivery under the Plan, shares of common stock that are not delivered because the Incentive is forfeited, canceled or settled in cash will not be deemed to have been delivered under the Plan. All shares to which a stock appreciation right relates will be counted against the Plan limits.

          Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of common stock, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

          If our company merges, consolidates, sells all of its assets or dissolves and such transaction is not a change of control, as defined under the Plan, upon any exercise or payout of an Incentive the participant will be entitled to receive, in lieu of the number of shares of common stock, the number and class of shares of stock to which he would have been entitled pursuant to the terms of the transaction, if immediately before the transaction, the participant had been the holder of record of the number of shares of common stock subject to such Incentive. The compensation committee may also adjust the share limitations provided in the Plan if a transaction of this type causes a change in the outstanding common stock.

          Amendments to the Plan. The board may amend or discontinue the Plan at any time. However, our shareholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the Plan;

•	materially increase the number of shares of common stock that may be issued under the Plan;

•	materially expand the classes of persons eligible to participate in the Plan;

•	materially expand the types of awards available for grant under the Plan;

•	materially extend the duration of the Plan;

•	materially change the method of determining the exercise price of options or the base price of stock appreciation rights;

or

•	modify the Plan to permit repricing of options.

          No amendment or discontinuance of the Plan may materially impair any previously granted Incentive without the consent of the recipient.

          Types of Incentives. Each of the types of Incentives that may be granted under the Plan is described below:

               Stock Options. The compensation committee may grant non-qualified stock options. The compensation committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. The term of an option will also be determined by the compensation committee; provided that the term of an option may not exceed 10 years. The compensation committee may accelerate the exercisability of any stock option at any time. The compensation committee may also approve the purchase by our company of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option.

               The option exercise price may be paid in cash; by check; in shares of common stock, which (unless otherwise determined by the compensation committee) have been held for six months; through a “cashless” exercise arrangement with a broker approved in advance by our company; or in any other manner authorized by the compensation committee.

               Except for adjustments specified in the Plan or in the event of a change of control, the exercise price for any outstanding option granted under the Plan may not be decreased after the date of the grant without shareholder approval. Additionally, an outstanding option that has been granted under the Plan may not, as of any date that the option has an exercise price greater than fair market value of a share of common stock, be surrendered to the company as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment or common stock without shareholder approval.

               Restricted Stock. Shares of common stock may be granted by the compensation committee to an eligible director and made subject to restrictions on sale, pledge or other transfer by the director for a certain period (the restricted period). Each award of restricted stock may have a different restricted period. The committee may in its discretion declare the restricted period terminated upon a participant’s death, disability, retirement or other cessation of board service and permit the sale or transfer of the restricted stock. All shares of restricted stock will be subject to such restrictions as the compensation committee may provide in an agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to our company in the event of termination of service or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares.

               Restricted Stock Units. The compensation committee may grant restricted stock units (“RSUs”) representing the right to receive one share of common stock for each RSU on the scheduled vesting date or other specified payment date. An award of RSUs may be subject to attainment of specified performance goals or targets, forfeitability provisions and other terms and conditions determined by the committee. The committee will establish the vesting period which may be different for each award. The acceleration of the expiration of the vesting period will occur as provided under the Plan. Each participant receiving RSUs will have no rights as a shareholder with respect to such RSUs until shares of common stock are issued to the participant. The compensation committee may provide, however, that dividend equivalents will be paid on RSUs.

               Stock Appreciation Rights. The committee may grant stock appreciation rights (“SARs”) that are a right to receive, without payment to us, a number of shares of common stock equal in value to the appreciation in the fair market value of a certain number of shares of our common stock between the date of grant of the SARs and the date of exercise. Each SAR granted will relate to the number of shares of common stock determined by the committee at grant. The term of each SAR will be determined by the committee but will not exceed a maximum term of ten years.

               Other Stock-Based Awards. The Plan also authorizes the compensation committee to grant participants awards of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of common stock (other stock-based awards). The committee may also provide that such awards are payable in whole or in part in cash. The awards may be subject to the attainment of specified performance goals or targets determined by the committee.

          Termination of Board Service or Death. If a director ceases to be a member of the board eligible to participate in the Plan for any reason, including death, his outstanding Incentives may be exercised, shall vest or expire at such time or times as may be determined by the compensation committee and described in the Incentive Agreement.

          Change of Control. In the event of a change of control of our company, as defined in the Plan, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will generally lapse and, unless otherwise provided in the Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved or waived.

          In addition to the foregoing, upon a change of control the compensation committee will have the authority to take a variety of actions regarding outstanding Incentives. Within certain time periods, the compensation committee may (i) require that all outstanding Incentives remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to our company of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per-share change of control value, calculated as described in the Plan, over the exercise or base price, (iii) make any equitable adjustments to outstanding Incentives as the compensation committee deems necessary to reflect the corporate change or (iv) provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control if the participant had been a shareholder.

          Transferability of Incentives. The Incentives awarded under the Plan may not be transferred except

•	by will;

•	by the laws of descent and distribution;

•	pursuant to a domestic relations order; or

•	in the case of stock options only, to immediate family members or to a partnership, limited liability Company or trust for which the sole owners, members or beneficiaries are the participant and/or immediate family members, if permitted by the compensation committee and if so provided in the stock option agreement or to a non-immediate family member following the death of participant.

Awards To Be Granted

          If the shareholders approve the Plan at the Meeting, grants of awards to directors will be made in the future by the compensation committee as necessary to attract and retain directors.

Federal Income Tax Consequences of Stock Options

          Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted.

          When a non-qualified stock option granted pursuant to the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares of common stock acquired and the aggregate fair market value of the shares of common stock acquired on the exercise date and, our company will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

          If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received.

          If, upon a change of control of our company, the exercisability or vesting of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code), if the sum of such amounts and any other such contingent payments received by the director exceeds an amount equal to three times the “base amount” for such director. The base amount generally is the average of the annual compensation of such director for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any director, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. Amounts received by a director under certain circumstances upon a change of control may be characterized as parachute payments, in which case, the director will be subject to a 20% excise tax on the excess parachute payment and our company will be denied any deduction with respect to such excess parachute payment.

Equity Compensation Plan Information

     The following table provides information about our common stock that may be issued under equity compensation plans as of October 31, 2004:

Number of Securities
Remaining Available For
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation Plans
	be Issued Upon Exercise	Outstanding	(Excluding Securities
	of Outstanding Options,	Options, Warrants	Reflected in the First
Plan Category	Warrants and Rights	and Rights	Column) (2)
Equity compensation plans approved by security holders (1)	3,663,394	$5.27	6,304,384
Equity compensation plans not approved by security holders	¯	¯	¯

Total	3,663,394	$5.27	6,304,384

(1)	Consists of the 1995 Incentive Compensation Plan, the 2000 Incentive Compensation Plan, the Directors’ Stock Option Plan, the 2000 Directors’ Stock Option Plan and the 2003 Employee Stock Purchase Plan.

(2)	Includes 5,076,737, 236,640 and 139,583 shares of our common stock issuable under the 1995 Incentive Compensation Plan, the 2000 Incentive Compensation Plan and the 2000 Directors’ Stock Option Plan, respectively. All shares available for issuance under the 1995 Incentive Compensation Plan and the 2000 Incentive Compensation Plan are issuable as options, stock appreciation rights, restricted stock, performance shares or stock awards. This also includes 851,424 shares remaining to be granted under the 2003 Employee Stock Purchase Plan.

Vote Required

          Approval of the Plan by our shareholders requires the affirmative vote of the holders of a majority of the voting power present or represented at our annual meeting.

          The Board of Directors unanimously recommends that the shareholders vote FOR the proposal to approve the 2005 Directors’ Stock Plan.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005, which selection will be submitted to the shareholders for ratification. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2005 annual meeting, the selection will be reconsidered by the audit committee.

          Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

          The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005.

OTHER MATTERS

Quorum and Voting of Proxies

          The presence, in person or by proxy, of a majority of our company’s total voting power is necessary to constitute a quorum. If a quorum is present, (1) directors will be elected by plurality vote and (2) the approval of the 2005 Directors’ Stock Plan and the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005 will require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

          All duly executed proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and in favor of the adoption of the 2005 Directors’ Stock Plan and the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005.

          The board of directors does not know of any matters to be presented at our 2005 annual meeting other than those described herein. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Proposals

          Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2006 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 5, 2005.

          All shareholder proposals must comply with Section 2.14 of our By-laws in order to be eligible for consideration at a shareholders’ meeting. Our By-laws are filed with the SEC, and shareholders should refer to the By-laws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2006 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 5, 2005 although this date will change in accordance with our By-laws if the date of our 2006 annual meeting is 30 calendar days earlier or later than April 5, 2006. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas M. Kitchen
Secretary

Jefferson, Louisiana
March 4, 2005

Exhibit A

Stewart Enterprises, Inc.
2005 DIRECTORS’ STOCK PLAN

     1. Purpose. The purpose of the Stewart Enterprises, Inc. 2005 Directors’ Stock Plan (the “Plan”) is to promote the interests of Stewart Enterprises, Inc. (“Stewart”) and its shareholders by strengthening Stewart’s ability to attract, motivate and retain directors of experience and ability, and to encourage the highest level of director performance by providing directors with a proprietary interest in the financial success and growth of Stewart and its subsidiaries (collectively with Stewart, the “Company”). Incentives that may be granted through the Plan (“Incentives”) consist of options to purchase shares of Stewart’s Class A common stock, no par value (the “Common Stock”), stock appreciation rights, shares of restricted stock, restricted stock units or other stock-based awards the value of which is based upon the value of the Common Stock, all on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company or other entity of which Stewart owns (directly or indirectly) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

     2. Administration.

     2.1 Composition. This Plan shall be administered by the compensation committee of the Board of Directors of Stewart, or by a subcommittee of the compensation committee. The committee or subcommittee that administers this Plan shall hereinafter be referred to as the “Committee.” The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Code and the regulations thereunder (collectively, “Section 162(m)”).

     2.2 Authority. The Committee shall have authority to grant Incentives under this Plan, to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Its decisions concerning matters relating to this Plan shall be final, conclusive and binding on the Company and participants.

     3. Eligible Participants. Members of the board of directors of the Company (the “Board) who are not employees of Stewart or any of its subsidiaries are eligible to receive Incentives under this Plan when designated by the Committee.

     4. Shares Subject to this Plan. The shares of Common Stock with respect to which Incentives may be granted under this Plan shall be subject to the following:

     4.1 Type of Common Stock. The shares of Common Stock with respect to which Incentives may be granted under this Plan may be currently authorized but unissued shares or shares currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

     4.2 Maximum Number of Shares. Subject to the other provisions of this Section 4, the maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under this Plan shall be 400,000 shares of Common Stock.

     4.3 Share Counting. To the extent any shares of Common Stock covered by an Incentive are not delivered to a participant or beneficiary because the Incentive is forfeited or canceled, or the shares of Common Stock are not delivered because the Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as Incentives and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under this Plan. All shares to which a stock appreciation right relates (not only the net shares) shall be counted against the shares issuable through the Plan.

     4.4 Limitations on Number of Shares. Subject to Section 4.5, the following additional limitations are imposed under this Plan:

     (a) The maximum number of shares of Common Stock that may be issued as restricted stock, restricted stock units, or Other Stock-Based Awards (as defined below) shall be 200,000 shares. No participant shall be awarded Incentives with respect to more than 12,000 shares of Common Stock in a fiscal year.

     (b) If, after shares have been earned under an Incentive, the delivery is deferred, any additional shares attributable to dividends paid during the deferral period shall be disregarded for purposes of the limitations of this Section 4.

     4.5 Adjustment.

     (a) In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 4 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including without limitation adjustments to the exercise price of any option or the base price of any stock appreciation right and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

     (b) If the Company merges, consolidates, sells all of its assets or dissolves and such transaction is not a Change of Control, as defined in Section 10.11 (each of the foregoing a “Fundamental Change”), then thereafter upon any exercise or payout of an Incentive theretofore granted the participant shall be entitled to receive, in lieu of the number of shares of Common Stock, the number and class of shares of stock and securities to which the participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the participant had been the holder of record of the number of shares of Common Stock subject to such Incentive. In the event any such Fundamental Change causes a change in the outstanding Common Stock, the share limitations included in the Plan may be appropriately adjusted by the Committee in its sole discretion, whose determination shall be conclusive.

     5. Stock Options. The Committee may grant non-qualified stock options under the Plan. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

     5.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 4.5; provided that in no event shall the exercise price be less than the Fair Market Value (as defined below) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

     5.2 Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to the limitations and adjustments provided in Section 4 hereof.

     5.3 Duration and Time for Exercise. Subject to earlier termination as provided in Sections 10.4 and 10.11, the term of each stock option shall be determined by the Committee, but may not exceed ten years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. The Committee may accelerate the exercisability of any stock option at any time.

     5.4 Repurchase. Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the amount per share by which: (a) the Fair Market Value of the Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (b) the exercise price.

     5.5 Manner of Exercise.

     (a) A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common

Stock to be purchased. The exercise notice shall be accompanied by tender of the full purchase price for such shares, which may be paid or satisfied by (i) cash; (ii) check; (iii) delivery of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; (iv) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (v) in such other manner as may be authorized from time to time by the Committee; or (vi) any combination of the preceding, equal in value to the full amount of the exercise price; provided that all such payments shall be made or denominated in United States dollars.

     (b) Notice may be delivered by fax transmission provided that the exercise price of such shares is received by the Company via wire transfer on the same day the fax transmission is received by the Company. The notice shall specify the address to which the certificates for such shares are to be mailed.

     (c) An option to purchase shares of Common Stock in accordance with this Plan shall be deemed to have been exercised immediately prior to the close of business on the date (i) written notice of such exercise and (ii) payment in full of the exercise price for the number of shares for which options are being exercised, are both received by the Company.

     (d) In the case of delivery of an uncertified check, no shares shall be issued until the check has been paid in full. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

     5.6 Repricing. Except for adjustments pursuant to Section 4.5 or actions permitted to be taken by the Committee under Section 10.11(c) in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment or Common Stock.

     5.7 Equity Maintenance. If a participant exercises an option during the term of his service with the Company, and pays the exercise price (or any portion thereof) through the surrender of shares of outstanding Common Stock owned by the participant, the Committee may, in its discretion, grant to such participant an additional option to purchase the number of shares of Common Stock equal to the shares of Common Stock so surrendered by such participant. Any such additional options granted by the

Committee shall be exercisable at the Fair Market Value of the Common Stock determined as of the business day immediately preceding the respective dates such additional options may be granted. The grant of such additional options under this Section 5.7 shall be made upon such other terms and conditions as the Committee may from time to time determine.

6. Restricted Stock.

     6.1 Grant of Restricted Stock. An award of restricted stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan.

     6.2 Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. Unless otherwise provided in the Incentive Agreement, the Committee may in its discretion declare the Restricted Period terminated upon a participant’s death, disability, retirement or other cessation of Board service and permit the sale or transfer of the restricted stock. The expiration of the Restricted Period shall also occur as provided under Section 10.11 upon a Change of Control of the Company.

     6.3 Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form: The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the Stewart Enterprises, Inc. 2005 Directors’ Stock Plan (the “Plan”) and an agreement entered into between the registered owner and Stewart Enterprises, Inc. thereunder. Copies of this Plan and the agreement are on file and available for inspection at the principal office of the Company.

     6.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

     6.5 Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 4.5 due to a recapitalization, stock split or other change in capitalization.

     6.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in Section 6.2 and in the Incentive

Agreement or an amendment thereto, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant’s estate, as the case may be.

     6.7 Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of Common Stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares.

     7. Restricted Stock Units.

     7.1 Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the scheduled vesting date or other specified payment date for such RSU, one share of Common Stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan.

     7.2 Vesting Period. At the time an award of restricted stock units is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of restricted stock units may have a different Vesting Period. Unless otherwise provided in the Incentive Agreement, the acceleration of the expiration of the Vesting Period shall occur as provided under Section 10.11(b) upon a Change of Control of the Company and may also occur as provided under Section 10.4 in the event of termination of service as a director under certain circumstances.

     7.3 Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, prior to the expiration of the applicable Vesting Period of an RSU granted to a participant hereunder, the Company shall establish an account for the participant and deposit into that account any securities, cash or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying the RSU. The participant shall have no rights to the amounts or other property in such account until the applicable RSU vests.

     7.4 Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a shareholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.

     8. Stock Appreciation Rights.

     8.1 Grant of Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, the number of which is determined pursuant to the formula set forth in Section 8.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided herein:

     8.2 Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 4.5.

     8.3 Duration. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of 10 years. The Committee may in its discretion accelerate the exercisability of any SAR at any time in its discretion.

     8.4 Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 8.5

     8.5 Payment. The number of shares of Common Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

     (a) the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 4.5); by

     (b) the Fair Market Value of a share of Common Stock on the Exercise Date.

     (c) No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

     9. Other Stock-Based Awards.

     9.1 Grant of Other Stock-Based Awards. The Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards, other than options, restricted stock, restricted stock units or SARs provided for in Sections 5 through 8, the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan.

     10. General.

     10.1 Duration. Subject to Section 10.9, no Incentives may be granted under the Plan later than May 1, 2015; provided, however, that Incentives granted prior to such date shall remain in effect until all such Incentives granted under this Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of this Plan or the applicable Incentive Agreement and all restrictions imposed on shares of Common Stock in connection with their issuance under this Plan have lapsed.

     10.2 Transferability of Incentives. No Incentive granted hereunder may be transferred, pledged, assigned or otherwise encumbered by the holder thereof except:

     (a) by will;

     (b) by the laws of descent and distribution; or

     (c) pursuant to a domestic relations order, as defined in the Code; or

     (d) in the case of stock options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members (as defined below), (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members, or (v) to non-Immediate Family Members following the death of the Plan participant to whom the stock option was granted. “Immediate Family Members” means the spouse and natural or adopted children or grandchildren of the participant and their respective spouses.

     No such transfer of any option to heirs or legatees of the Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

     Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect.

     10.3 Dividend Equivalents. In the sole and complete discretion of the Committee, an Incentive may provide the holder thereof with dividends or dividend equivalents, payable in cash, shares, other securities or other property on a current or deferred basis.

     10.4 Effect of Termination of Board Service or Death. In the event that a participant ceases to be a member of the Board eligible to participate in the Plan for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and set forth in the Incentive Agreement.

     10.5 Additional Condition. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     10.6 Incentive Agreements. An Incentive under this Plan shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee may, in its sole discretion, prescribe and set forth in the Incentive Agreement. All terms and conditions of any Incentive shall be reflected in such form of Incentive Agreement as is determined by the Committee. A copy of such document shall be provided to the participant, and the Committee may, but need not, require that the participant duly execute and deliver to the Company a copy of such document as a condition precedent to the effectiveness of the grant of the Incentive. Such document is referred to in this Plan as an “Incentive Agreement” regardless of whether a participant’s signature is required.

     10.7 Withholding. The Company shall have the right to withhold from any payments or stock issuances under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

     10.8 Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

     10.9 Amendment or Discontinuance of this Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

     (a) without the approval of the shareholders, (i) materially increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through this Plan, (ii) materially increase the benefits accruing to participants under this Plan, (iii) materially expand the classes of persons eligible to participate in this Plan, (iv) materially expand the types of awards available for grant under the Plan, (v) materially extend the duration of the Plan, (vi) materially change the method of determining the exercise price of options or the Base Price of SARs, or (vii) amend Section 5.6 to permit repricing of options, or

     (b) materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all rights under Section 10.11 hereof.

     10.10 Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock or some other specified security shall be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the day preceding the date as of which fair market value is to be determined, (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the day preceding the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith.

     10.11 Change of Control.

     (a) Unless otherwise provided in the Incentive Agreement, a Change of Control shall mean:

     (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 30 percent of the outstanding shares of Common Stock; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

     (A) any acquisition of Common Stock directly from the Company,

     (B) any acquisition of Common Stock by the Company,

     (C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

     (D) any acquisition of Common Stock by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10.11(a); or

     (ii) individuals who, as of the date this Plan was adopted by the Board of Directors (the “Approval Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by Stewart’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

     (iii) consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of Stewart (a “Business Combination”), in each case, unless, following such Business Combination,

     (A) all or substantially all of the individuals and entities who were the beneficial owners of Stewart’s outstanding common stock and Stewart’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of 50% or more of the then outstanding shares of common stock, and 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (A) and paragraphs (B) and (C), shall include a corporation which as a result of such transaction owns Stewart or all or substantially all of Stewart’s assets either directly or through one or more subsidiaries), and

     (B) except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of Stewart or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20 percent or more of the combined voting power of the then outstanding voting securities of such corporation, and

     (C) at least 50% of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) approval by the shareholders of Stewart of a plan of complete liquidation or dissolution of Stewart.

     (b) Upon a Change of Control, or immediately prior to the closing of a transaction that will result in a Change of Control if consummated, all outstanding

Incentives granted pursuant to the Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by Stewart without the necessity of action by any person.

     (c) No later than 30 days after the approval by the Board of a Change of Control of the types described in subsections (iii) or (iv) of Section 10.11(a) and no later than 30 days after a Change of Control of the type described in subsections (i) and (ii) of Section 10.11(a), the Committee (as the Committee was composed immediately prior to such Change of Control and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), acting in its sole discretion without the consent or approval of any participant, may act to effect one or more of the alternatives listed below and such act by the Committee may not be revoked or rescinded by persons not members of the Committee immediately prior to the Change of Control:

     (i) require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and Other Stock-Based Awards and all rights of participants thereunder shall terminate,

     (ii) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

     (iii) provide for mandatory conversion of some or all of the outstanding options, SARs, restricted stock units or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options and Other Stock-Based Awards shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the exercise price(s) of such options or the per share exercise or base price of such Other Stock-Based Awards or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess provided, however, that no such mandatory conversion shall occur if it would result in the imposition of a penalty on the participant under Section 409A of the Internal Revenue Code of 1986, as amended, as a result of such cash payment or issuance of securities; or

     (iv) provide that thereafter upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive, in lieu of the number of shares of Common Stock then covered by such Incentive, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the participant would have been entitled pursuant to the terms of the agreement providing for the reorganization, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the participant had been the holder of record of the number of shares of Common Stock then covered by such Incentive.

     (v) For the purposes of paragraph (iii) of this Section 10.11(c) the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

     (A) the per share price to be paid to stockholders of Stewart in any such merger, consolidation or other reorganization,

     (B) the price per share offered to stockholders of Stewart in any tender offer or exchange offer whereby a Change of Control takes place,

     (C) in all other events, the Fair Market Value per share of Common Stock into which such options being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options, or

     (D) in the event that the consideration offered to stockholders of Stewart in any transaction described in this Section 10.11 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

Please Mark Here for	☐
Address Change or
Comments
SEE REVERSE SIDE

1.	To elect three directors to serve a three-year term of office expiring at our 2008 annual meeting and one director to serve a one-year term of office expiring at our 2006 annual meeting

FOR all nominees listed	WITHHOLD AUTHORITY
below (except as marked	to vote for the nominees
to the contrary below)	listed below
☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below;

Three-year term:	01 James W. McFarland
02 Kenneth C. Budde
03 Alden J. McDonald, Jr.

One-Year term:	04 John C. McNamara

		FOR	AGAINST	ABSTAIN
2.	To approve the adoption of the 2005 Directors’ Stock Plan	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment thereof

The Board of Directors recommends that you vote FOR the nominees and the proposals listed above. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and the proposals.

Dated: __________________________, 2005

__________________________________________ (SIGNATURE OF SHAREHOLDER)

__________________________________________ (SIGNATURE IF HELD JOINTLY)

__________________________________________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please given full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/stei Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
STEWART ENTERPRISES, INC.

     The undersigned hereby appoints Kenneth C. Budde and Thomas M. Kitchen, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 8, 2005 at the Annual Meeting of Shareholders to be held on April 5, 2005, or any adjournment thereof.

(Please See Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲